EXHIBIT 5.1

[Orrick, Herrington & Sutcliffe LLP Letterhead]

March 18, 2011

Fixed Income Client Solutions LLC
214 N. Tryon Street
Suite 2636
Charlotte, North Carolina 28202

Re:	Fixed Income Client Solutions LLC Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Fixed Income Client Solutions LLC, a Delaware limited liability company (the “Registrant”), in connection with the preparation of the registration statement on Form S-3 (as amended from time to time, the “Registration Statement”) relating to the issuance from time to time in one or more series (each, a “Series”) of trust certificates (the “Securities”) that are registered on such Registration Statement.  The Registration Statement is to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  As set forth in the Registration Statement, each Series of Securities will be issued by a separate trust to be formed by the Registrant (each, a “Trust”) under and pursuant to the conditions of a trust agreement (the “Base Trust Agreement”), as supplemented by a trust supplement relating to such Series (each, a “Trust Supplement” and, together with the Base Trust Agreement, the “Trust Agreement”), each to be identified in the prospectus supplement for such Series of Securities, a form of which has been included as part of the Registration Statement.

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that when the Securities of each Series have been duly executed, authenticated and delivered in accordance with the terms of the related Trust Agreement, and sold in the manner described in the Registration Statement, any amendment thereto and the form of prospectus (the “Prospectus”) and form of prospectus

Fixed Income Client Solutions LLC
March 18, 2011

supplement (the “Prospectus Supplement”) relating thereto, the Securities will be legally issued, fully paid, non-assessable and binding obligations of the related Trust, and the holders of the Securities of each Series will be entitled to the benefits of the related Trust Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We express no opinions as to matters of law other than the law of the State of New York, the federal law of the United States of America [and the Delaware Statutory Trust Act].

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 2 to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus and the Prospectus Supplement contained therein.  In giving such consent, we do not admit that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP